EXHIBIT 5.1

Baxter, Baker, Sidle, Conn & Jones, P.A.

Attorneys at Law

120 E. Baltimore Street, Suite 2100

Baltimore, Maryland  21202-1643

James E. Baker, Jr.	Telephone (410) 230-3800
Direct Line (410) 385-8122	Facsimile (410) 230-3801
e-mail: jbaker@bbsclaw.com

September 17, 2010

Spherix Incorporated

6430 Rockledge Drive

Westmoreland Building #503

Bethesda, Maryland  20817

Ladies and Gentlemen:

We are acting as counsel for Spherix Incorporated, a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of shares of its  Series B Convertible Preferred Stock (“Preferred Stock”), par value $0.01 per share (the “Shares”), and warrants (the “Warrants”) to purchase shares of the Company’s Common Stock, per value 0.005 (the “Common Stock”) pursuant to the Registration Statement on Form S-1 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Preferred Stock is convertible into shares of the Common Stock.

We have reviewed and are familiar with such documents, certificates, corporate proceedings and other materials and have reviewed such questions of law, as we have considered relevant or necessary as a basis for this opinion.  Based upon the foregoing, we are of the opinion that:

1.             The Shares have been duly authorized and, when the Board of Directors of the Company or a duly authorized committee of the Board of Directors (the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of offering of the Shares and related matters and when the Shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, such Shares (including any shares of Common Stock duly issued upon the conversion of the Preferred Stock or the exercise of the Warrants in accordance with the terms of the Preferred Stock and the Warrants) will be duly authorized, validly issued, fully paid and non-assessable.

2.             The Warrants, when (i) one or more agreements incorporating the terms and other provisions thereof has been duly authorized, executed and delivered by the Company and a warrant agent or a warrant holder (a “Warrant Agreement”), (ii) the Board has taken all necessary corporate action to approve the issuance and establish the terms of such Warrants, the terms of the offering of such Warrants, and related matters, (iii) the Warrant certificates have been duly executed and authenticated or countersigned in accordance with the terms of the appropriate Warrant Agreement and (iv) such Warrants have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Warrant Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, preference, moratorium, fraudulent conveyance or transfer or similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and by requirements of reasonableness, good faith and fair dealing.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware, all other relevant Delaware statutory provisions as well as reported judicial and regulatory decisions interpreting the General Corporation Law of the State of Delaware and such relevant statutory provisions.  Further, we note that the Warrants and the Warrant Agreements are to be governed by the laws of the State of New York.  While we are not admitted to practice in the State of New York, we have reviewed all New York statutory, judicial and regulatory provisions which we have deemed to be necessary to provide the legality opinion set forth in paragraph two above.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein.  In giving this opinion and consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

BAXTER, BAKER, SIDLE, CONN & JONES, P.A.

By:	/s/ James E. Baker, Jr
James E. Baker, Jr., Principal